Exhibit 10d

  Cyberlux Corporation, 50 Orange Road. PO Box 2010, Pinehurst,
                 North Carolina, USA 28370-2010


                            Cyberlux
                    A new brilliance in light


                 Executive Employment Agreement

This agreement of employment is effective as of September 1, 2000, by and between Cyberlux Corporation ("Employer") and John
W. Ringo ("Executive Employee").

For  good and valuable consideration, receipt of which is  hereby
acknowledged,   the  Employer  (hereinafter  "the   Company"   or
"Cyberlux") employs the Executive Employee in accordance with the following terms and conditions.

1. The Executive Employee shal1 perform the following duties and fulfill the following responsibilities: (a) the Executive Title shall be Secretary and Corporate Counsel (hereinafter "Sec/Counsel"); (b) duties shall extend to governance of all policies, procedures, operations and commitments of the Company; and (c) responsibility is full management accountability to the Board of Directors.

2. The Sec/Counsel's employment under this agreement shall commence on September 1, 2000 and shall terminate on August 31, 2005. The Sec/Counsel's contract of employment may otherwise terminate upon occurrence of any of the following events: (a) death or disabi1ity of the Sec/Counsel; (b) failure of the Sec/Counsel to perform his duties satisfactorily due to ill health; or (c) voluntary withdrawal from office after nomination of a duly qualified successor. In the event of (a) death or disability, the Company will have provided for insurance or other funding source to pay to the spouse or the Sec/Counsel a minimum of $200,000 or an amount equal to twice the Sec/Counsel's annual salary, including allowances and/or bonuses; (b) failure to perform due to ill health, the Company will have provided for disability insurance or other funding sources to pay the disabled Sec/Counsel 65% of his salary, including allowances and/or bonuses, that were in effect at the time of his disability through the remaining term of this contract; and (c) voluntary withdrawal, the Company will have provided a retirement benefit equal to 55% of the Sec/Counsel's cumulative salary, including allowances and/or bonuses, which shall be payable upon withdrawal from office.

3. Compensation of the Sec/Counsel shall be by salary payable biweekly, by bonuses consistent with certain thresholds of performance and through a stock option plan to be established by the Board of Directors. For the period September 1, 2000 through November 30, 2000 the Sec/Counsel is to be paid a base salary of $3,000 per month. In consideration of the minimal salary agreement the Sec/Counsel will receive a bonus compensation payment of $5,000 upon conclusion of the second offering of Cyberlux securities during the Fall of 2000. For the period November 1, 2000 through December 31, 2000, the Sec/Counsel is to be paid a base salary of $3,500 per month. Upon the installation of the Director of Operations in Sarasota, FL and the successful conclusion of the second offering of Cyberlux securities, the Sec/Counsel will receive a bonus compensation payment of $4,000 payable on or after January 1, 2001. For the period January 1, 2001 through June 30, 2001, the Sec/Counsel will be paid a salary of $5,000 per



Telephone (910) 235-0066  Email cyberlux@utinet.net  Facsimile (910) 235-0933


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  Cyberlux Corporation, 50 Orange Road. PO Box 2010, Pinehurst,
                 North Carolina, USA 28370-2010


month. Bonus compensation, based upon the performance of Cyberlux Corporation, and salary adjustments to be reviewed during the third quarter of each year. The Sec/Counsel is to receive full health plan coverage which extends to his spouse, an automobile allowance of $500 per month; term life and disability insurance.

4. The Sec/Counsel, John W. Ringo, will not at any time during the tenure of this agreement, or for a period of three years subsequent to the termination of this agreement, engage in any business competitive to that of Cyberlux Corporation unless such engagement may be on behalf of or inure to the benefit of the Company.

5. Any dispute that may arise concerning fulfillment of the terms and conditions of this contract will be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both such arbitrators shall select a third. The arbitration wil1 be governed by the rules of the American Arbitration Association then in force.

6. The terms and conditions of this contract will continue to any successor ownership of Cyberlux Corporation that may occur through reorganization, merger with or acquisition by another entity or entities. This agreement constitutes the complete understanding between the Company and John W. Ringo unless amended by a subsequent written instrument signed by both parties.


Cyberlux Corporation                Executive Employee


By /s/ Don Evans                    /s/ John W. Ringo
---------------------------         ----------------------------------
Its Chief Executive Officer         Title: Secretary/Corporate Counsel





Attest:


By /s/ Al Ninneman
---------------------------
Its SRVP



Telephone (910) 235-0066  Email cyberlux@utinet.net  Facsimile (910) 235-0933


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